•	Net loss for the first quarter ending March 31, 2012, was $0.1 million, an improvement over the $1.3 million net loss recorded during the same period in 2011.

•	Banking subsidiary CIBM Bank reported net income of $0.2 million for the period.

•	Tier 1 leverage ratio increased to 13.49% and total capital to risk-weighted assets increased to 17.49% at March 31, 2012, compared to 13.15% and 16.93%, respectively, at year end 2011.

•	Allowance for loan losses as a percentage of total loans rose to 4.62% at March 31, 2012, compared to 4.51% at December 31, 2011, and 3.75% at March 31, 2011.

•	Nonaccrual loans declined to $15.5 million at March 31, 2012, from $21.0 million at December 31, 2011, and $38.1 million at March 31, 2011.

May 11, 2012

Dear Shareholder,

Today, we filed with the Securities and Exchange Commission our quarterly report on Form 10-Q providing a detailed analysis of first quarter of 2012 operating results for the company. Our operating results demonstrate the emphasis we have placed on managing our credit quality and controlling our operating costs. The full Form 10-Q is available on our website (www.cibmarine.com). Some financial highlights for the three months ended March 31, 2012, include:

•	Net loss for the first quarter of 2012 was $0.1 million, or $0.01 per share; an improvement from the net loss of $1.3 million, or $0.07 per share for the same period of 2011. Our banking subsidiary improved its operating performance by reporting net income of $0.2 million for the quarter as compared to a net loss of $1.1 million for the same period of 2011.

•	Net interest margin for the first quarter of 2012 improved to 3.93% from 3.62% for the same period in 2011. The increase over the prior year was primarily due to the improved cost and composition of interest-bearing liabilities.

•	Provision for loan losses for the first quarter of 2012 was $0.1 million compared to $1.1 million during the first quarter of 2011. Charge-offs were up to $2.7 million during the first quarter of 2012 compared to $1.4 million during the same period of 2011. Recoveries, primarily from the purchased home equity pools, were up to $2.6 million during the first quarter of 2012 compared to $0.6 million for the same period last year.

•	The ratio of nonperforming assets to total assets decreased to 4.69% at March 31, 2012, compared 5.29% at December 31, 2011, and 7.23% at March 31, 2011. Nonaccrual loans were down to $15.5 million at March 31, 2012, compared to $21.0 million at December 31, 2011, and $38.1 million at March 31, 2011.

•	Noninterest expense for the first quarter of 2011 was $5.0 million compared to $5.6 million in the same period of 2011, a reduction of 11% or $0.6 million. The reduction was across a broad set of categories.

•	CIB Marine’s Tier 1 leverage ratio increased to 13.49% and total capital to risk-weighted assets increased to 17.49% at March 31, 2012, compared to 13.15% and 16.93%, respectively, at year end 2011. CIBM Bank’s Tier 1 leverage ratio strengthened to 11.22% and total capital to risk-weighted assets rose to 14.75% at March 31, 2012, compared to 10.93% and 14.26%, respectively, at December 31, 2011.

Our results in the first quarter of 2012 continue the progress that we reported for the full year of 2011.  We are making steady progress in resolving problem assets and this is a major reason we were able to report a profit in our banking subsidiary this quarter.  We had solid results from our customer initiatives in both our commercial and retail businesses and this slowed the contraction of our balance sheet.  As we resolve our problem assets, particularly in our legacy markets of Florida and Arizona, we will be able to expand our loan portfolio. However, as we have seen over the past several years, this process takes some time. Now that our activities are providing some improved earnings results we are beginning to invest more into product and infrastructure upgrades to improve our ability to attract and serve clients. While we are still subject to the weak economic recovery and real estate markets, the return from our efforts is encouraging.

We look forward to providing you with a more complete review of our full-year 2011 and first quarter 2012 operating results at our upcoming Annual Shareholder Meeting at 1:00pm (local time) on Thursday, May 24th, at the Milwaukee Athletic Club.

Sincerely,

Chuck Ponicki
President and Chief Executive Officer

This letter contains forward-looking information pertaining to financial results that are based on preliminary data and are subject to risks and uncertainties. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2011 (filed March 23, 2012), and in other SEC filings subsequent to December 31, 2011.